Exhibit 4.27

DESCRIPTION OF THE REGISTRANT’S SECURITIES
The following summary of the material terms of the capital stock of GRI Bio, Inc. (formerly Vallon Pharmaceuticals, Inc.) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our amended and restated certificate of incorporation, as amended (“Amended and Restated Certificate of Incorporation”) and our amended and restated bylaws (“Amended and Restated Bylaws”) described herein, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Delaware law. We urge you to read each of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “GRI” in this section refer solely to GRI Bio, Inc. (formerly Vallon Pharmaceuticals, Inc.) and not to our subsidiary, GRI Bio Operations, Inc. (“GRI Bio Operations”).
 General
Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated.
Common Stock
The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of Common Stock do not have any cumulative voting rights. Holders of Common Stock are entitled to receive ratably any dividends declared by the Company’s board of directors (the “Board”) out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our Common Stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.
In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.
Preferred Stock
The Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Common Stock. The issuance of our preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action. No shares of preferred stock are issued or outstanding, and we have no present plan to issue any shares of preferred stock.
Registration Rights
Altium Growth Fund L.P. (“Altium”) is entitled to rights with respect to registration of the shares of Common Stock held by it or issuable to it under the Securities Act of 1933, as amended (the “Securities Act”). These rights are provided under the terms of a registration rights agreement between the Company and Altium. The registration rights agreement requires the Company to maintain a resale registration statement (the “Resale Registration Statement”) with respect to the maximum number of shares of Common Stock held by or issuable to Altium upon exercise of certain warrants held by Altium (the “Registrable Securities”).
Subject to limited exceptions, if the Company fails to file maintain effectiveness of the Resale Registration Statement(s) required under the registration rights agreement, then the Company shall be obligated to pay to each affected holder of Registrable Securities an amount equal to 1.5% of the aggregate purchase price of such holder’s Registrable Securities whether or not included in such Resale Registration Statement on the date of such failure and 1.5% on every thirtieth day thereafter (pro-rated for periods of less than 30 days) until the date such failure is cured.
Indemnification
The registration rights granted in the registration rights agreement are subject to customary cross-indemnification and contribution provisions, under which we are obligated to indemnify holders of Registrable Securities in the event of material misstatements or omissions in the Resale Registration Statement(s) attributable to the Company, and they are obligated to indemnify the Company in an amount not to exceed the net proceeds to such holder as a result of the sale of Registrable Securities pursuant to such registration statement for material misstatements or omissions in the Resale Registration Statement(s) attributable to them in reliance upon and in conformity with written information furnished to the Company by such holders expressly for use in connection with such Registration Statement.
Expiration of Registration Rights
The Company must use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of (i) the date as of which Altium may sell all of the Registrable Securities covered by the applicable Resale Registration Statement(s) without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) or (ii) the date on which Altium has sold all of the Registrable Securities covered by the applicable Resale Registration Statement(s).
Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of the Company and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies
Our Amended and Restated Certificate of Incorporation provides for the division of the Board into three classes serving staggered three-year terms, with one class being elected each year. Our Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of the Board.
No Written Consent of Stockholders
Our Amended and Restated Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Amended and Restated Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Meetings of Stockholders
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that only the Company’s chief executive officer, chairperson of the Board and a majority of the members of the Board then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Amended and Restated Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Our Amended and Restated Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Company’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Amended and Restated Bylaws specify the requirements as to form and content of all notices to stockholders. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Any amendment of our Amended and Restated Certificate of Incorporation must first be approved by a majority of the Board, and if required by law or our Amended and Restated Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to removal of our directors, and the amendment of our Amended and Restated Bylaws must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment. Our Amended and Restated Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in our Amended and Restated Bylaws; and may also be amended by the affirmative vote of 66 2/3% of the outstanding shares entitled to vote on the amendment.

Preferred Stock
Our Amended and Restated Certificate of Incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the Board to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in the best interests of our stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Amended and Restated Certificate of Incorporation grants the Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of the Company.
Choice of Forum
Our Amended and Restated Certificate of Incorporation provides that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, and employees to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. This choice of forum provision does not preclude or contract the scope of exclusive federal jurisdiction for any actions brought under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and we do not intend for the exclusive forum provision to apply to Exchange Act claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Additionally, this choice of forum provision will not apply to claims as to which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction.
Our Amended and Restated Certificate of Incorporation further provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
In addition, our Amended and Restated Certificate of Incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of our Common Stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•    before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•    at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•    any merger or consolidation involving the corporation and the interested stockholder;

•    any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•    subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•    subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•    the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Listing
Our Common Stock is listed on The Nasdaq Capital Market under the trading symbol “GRI.”
Transfer Agent and Registrar
Our transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent and registrar’s address is 51 Mercedes Way, Edgewood, NY 11717.